Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
Broadgate Consultants, LLC
Alan H. Oshiki
(212) 232-2222
aoshiki@broadgate.com
Tarragon Corporation
William S. Friedman
(212) 949-5000
wfriedman@tarragoncorp.com
Tarragon Corporation Reports 97% Increase in Units Sold at
Condominium Conversion Properties
Conversion-Related Debt Reduced by $40 Million

     New York, July 10, 2007 — Tarragon Corporation (Nasdaq: TARR), a leading developer of multifamily housing for rent and for sale, today announced that it wrote 342 net orders at its condominium conversion properties in the second quarter of 2007 totaling $57.6 million at an average sale price of $168,000, compared with 174 net orders totaling $32.7 million for the first quarter in 2007 at an average sale price of $188,000. Tarragon delivered 308 condominium conversion homes in the second quarter of 2007 representing $53.7 million in sales compared to 264 conversion homes representing $47.8 million in the first quarter of 2007.
     Overall, in the second quarter of 2007 Tarragon delivered a total of 442 homes representing over $115 million in sales, compared to 353 homes representing $83 million in the first quarter 2007. Tarragon wrote a total of 353 net orders totaling $64.7 million in the second quarter of 2007 compared with 283 net orders totaling $84.7 million for the first quarter of 2007.
     For the calendar year, Tarragon presently expects to reduce consolidated debt on condominium conversion communities by over $100 million, and unconsolidated conversion debt by $22 million, while repaying $130 million in debt on newly built, for—sale developments and $190 million on rental apartment developments.
     At the end of the second quarter, the Company’s non-cancelable contractual backlog was $195 million, or 558 homes, compared to $246 million, or 647 homes, at the end of the first quarter of 2007.
     Tarragon Chairman and Chief Executive Officer William Friedman commented, “We are very pleased that, despite the continuing avalanche of negative publicity about the real estate market in Florida, our sales efforts produced nearly double the rate of sales in our Florida conversion communities during the second quarter compared to the first. The increase is due to value pricing, promotions and the latent demand for quality housing in the growing markets where we are selling homes. In addition, over the first six months of 2007 we have repaid $70 million of consolidated and unconsolidated conversion-related debt, putting us ahead of our $125 million target for the year. We expect to maintain this aggressive sales approach as we execute our strategy to improve our balance sheet before, and after, the spin-off of our homebuilding business.”
Additional Information About the Spin-Off Transaction
     Tarragon has filed a preliminary proxy statement with the Securities and Exchange Commission related to the proposed pro rata, tax-free spin-off of its homebuilding business as an independent, publicly traded company. The transaction, which is subject to shareholder approval, is expected to be completed during the third quarter of 2007. Following the spin-off, Tarragon will change its name to Sage Residential, Inc. Sage will continue to operate its real estate services business, which provides asset and property management, leasing and renovation services to residential and commercial properties. Tarragon’s homebuilding and development business will be renamed Tarragon Corporation.
     A definitive proxy statement, which may contain additional or different information from that contained in the preliminary proxy statement, will be filed with the SEC and mailed to Tarragon’s stockholders prior to the stockholders’ meeting related to the spin-off transaction. Stockholders are urged to read carefully the definitive proxy statement, when it becomes available, as it will contain important information that stockholders should consider before making a decision about the spin-off transaction and related matters. In addition to receiving the definitive proxy statement from Tarragon in the mail, stockholders will be able to obtain the definitive proxy statement, when it becomes available, the preliminary proxy statement and other filings containing information about Tarragon, the spin-off transaction and related matters, without charge, at the SEC’s web site (http://www.sec.gov). Documents filed with the SEC by Tarragon will also be available free of charge at Tarragon’s web site (http://www.tarragoncorp.com). Stockholders may obtain copies of these documents without charge by requesting them in writing from Tarragon Corporation, 3100 Monticello Ave., Ste. 200, Dallas, TX, 75205, or by telephone at (214) 599-2200.
     Tarragon and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Tarragon’s stockholders with respect to the proposed spin-off transaction. Information regarding any interests that Tarragon’s executive officers and directors may have in the transaction is set forth in the preliminary proxy statement and will be included in the definitive proxy statement, when it becomes available.
About Tarragon Corporation
Tarragon Corporation is a leading developer of multifamily housing for rent and for sale. The Company’s operations are concentrated in the Northeast, Florida, Texas and Tennessee. To learn more about Tarragon Corporation, visit: www.tarragoncorp.com
Forward-looking Statements
Information in this press release includes forward-looking statements made pursuant of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events could differ materially from those projected or contemplated by the forward-looking statements due to a number of factors, including, but not limited to, general economic conditions, interest rates, weather, the availability of financing for development and acquisition, risks associated with the proposed spin-off of the Company’s homebuilding division as described in the Company’s SEC filings relating to the transaction, and other risk factors outlined in the Company’s SEC reports, including its Annual Report on Form 10-K. The Company assumes no responsibility to update forward-looking information contained herein.
TARR-E
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